Exhibit 4.1
CBIZ, INC.
2007 EMPLOYEE STOCK PURCHASE PLAN
1.	Purpose of the Plan. This Plan amends and restates the CBIZ, Inc. 2007 Employee Stock Purchase Plan, to make certain changes to the purchasing provisions of the Plan originally adopted by the Board of Directors on February 8, 2007 and approved by the Company’s shareholders on May 17, 2007. The purpose of the Plan is to provide employees of the Company, any Parent and its Participating Subsidiaries with an opportunity to purchase Common Stock through accumulated payroll deductions. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

2.	Definitions.
          “Administrator” means the Board or any committee of the Board that the Board has designated to administer the Plan.
          “Board” means the Company’s Board of Directors.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Change in Control” means the happening of any of the following:
(i)	An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition; or

(ii)	A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board being hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent

Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 40% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv)	The complete liquidation or dissolution of the Company.
          “Common Stock” means the common shares, $.01 par value of the Company.
          “Company” means CBIZ Inc., a Delaware corporation.
          “Compensation” means regular salary payments, annual and quarterly performance bonuses, hire-on bonuses, cash recognition awards, commissions, overtime pay, shift premiums, and elective contributions by the participant to qualified employee benefit plans, but excludes all other payments including, without limitation, long-term disability or workers compensation payments, car allowances, employee referral bonuses, relocation payments, expense reimbursements (including but not limited to travel, entertainment, and moving expenses), salary gross-up payments, and non-cash recognition awards.
          “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (i) sick leave, (ii) military leave, (iii) any other leave of absence approved by the Company, provided that the leave is for a period of not more than three (3) months, unless reemployment upon the expiration of such leave is provided by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time, or (iv) in the case of transfers between locations of the Company or between the Company and its Participating Subsidiaries.
          “Employee” means any individual who is an employee of the Company, any Parent or any Subsidiary within the meaning of Section 3401(c) of the Code and the Treasury Regulations thereunder, except the following:
          (i) employees who would, upon enrollment in a Purchase Period, own directly or indirectly (including options or rights to acquire stock possessing) five percent or more of the total combined voting power or value of all classes of stock of the Company, any Parent or any Subsidiary; and
          (ii) employees who are customarily employed by the Company, any Parent, or any Subsidiary 20 hours or less per week or no more than five months in any calendar year.
          (iii) employees who have not had Continuous Status as an Employee for at least ninety (90) days before the Grant Date.
          “Expiration Date” means the last day of a Purchase Period which shall be the fifteenth (15th) day of each calendar month, or such other day as the Administrator may determine. In any event, the Expiration Date shall not be more than twenty-seven (27) months after the Grant Date.
          “Fair Market Value” means, except as otherwise provided by the Administrator, as of any given date, the closing per-share sales price for the shares on any national securities exchange (including Nasdaq) listing the Company’s Common Stock for the immediately preceding date, or if the shares were not traded on such national securities exchange on such date, then on the next preceding date on which such shares of Common Stock were traded, all as reported by such source as the Administrator may select.
          “Grant Date” means the first business day of each Purchase Period of the Plan.
          “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
          “Participating Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time as eligible to participate under the Plan.
          “Plan” means the CBIZ, Inc. 2007 Employee Stock Purchase Plan, a plan intended to qualify under Section 423 of the Code.

          “Purchase Period” means the period beginning on the Grant Date and ending on the Expiration Date. The Purchase Period shall not exceed twenty-seven (27) months from the Grant Date.
          “Purchase Right” means the right to purchase shares of Common Stock under the Plan on the terms or conditions set forth herein and as determined by the Administrator as provided hereunder.
          “Subsidiary” shall mean any corporation described in Section 424(e) or (f) of the Code.
3.	Administration of the Plan. The Administrator shall administer the Plan. The Administrator shall have full power and authority to construe and interpret the Plan and may from time to time adopt such rules and regulations for carrying out the Plan, as it may deem best. Decisions of the Administrator shall be final, conclusive and binding upon all parties, including the Company, its shareholders, any Parent, any Subsidiary and their respective Employees. The Administrator may in its sole discretion determine from time to time that the Company shall permit purchase of shares under the Plan by all of the then eligible Employees, provided, however, that it shall be under no obligation to do so.
4.	Participation in the Plan. The individuals who shall be eligible to purchase shares under the Plan shall be all Employees of the Company, any Parent or any Participating Subsidiary who are so employed by the Company, any Parent or Participating Subsidiary on the Grant Date of the Purchase Period; provided, however, that no individual shall be eligible to effect a purchase at any time if immediately thereafter and after giving effect thereto, the aggregate value or voting power of all shares of Common Stock of the Company, any Parent and any Subsidiary then owned by such individual, either directly or indirectly, within the meaning of the applicable sections of the Code and including all shares of stock with respect to which such individual holds options, would equal or exceed in the aggregate 5% of the total value or combined voting power of all classes of stock of the Company or any Subsidiary.
5.	Stock. The total number of shares of Common Stock which may be purchased under the Plan shall not exceed in the aggregate 1,000,000 shares. Such shares shall be shares that the Company has reacquired in the open market or otherwise for purposes of the Plan or which are otherwise held in treasury.
     6. Number of Shares That an Employee May Purchase.
(a)	An eligible Employee may elect to purchase through payroll deductions during a Purchase Period a number of whole shares of Common Stock determined by the Administrator from time to time.

(b)	The number of whole shares of Common Stock that a participating Employee may purchase on the Expiration Date shall be determined by dividing the Employee’s contributions accumulated during the Purchase Period and retained in the Employee’s account as of the Expiration Date, plus any supplemental purchase amount permitted pursuant to Section 8(d) hereof, by the applicable purchase price; provided, however, that the purchase shall be subject to the limitations set forth in this Section 6.

(c)	The Company reserves the right to limit the maximum amount of stock which an eligible Employee may purchase, provided that the limit will be determined on the basis of a uniform relationship to all eligible Employees’ basic or regular rate of Compensation, or will be a fixed maximum amount of stock that any Employee may purchase under the Plan.

(d)	Notwithstanding the foregoing provisions of the Plan, no eligible Employee may be granted a Purchase Right to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company, its Parents and Subsidiaries accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time the Purchase Right is granted) for each calendar year in which the Purchase Right is outstanding at any time. A Purchase Right shall be considered to accrue on its Exercise Date.
7.	Participation.
(a)	An eligible Employee may become a participant in the Plan by completing a subscription agreement and any other required documents provided by the Company and submitting them in the form and manner designated by the Company.

(b)	Unless otherwise determined by the Company, payroll deductions in respect of a Purchase Period shall commence on the first full payroll period beginning on or after the Grant Date and shall end on the last payroll period ending prior to the Expiration Date, unless sooner terminated by the participating Employee as provided in Section 10.
8.	Method of Payment of Contributions.
(a)	A participating Employee shall elect to have payroll deductions made on each payday during the Purchase Period in whole dollar amounts of at least twenty-five dollars ($25) per Purchase Period, or such other nominal minimum amount as the Administrator may determine. All payroll deductions made by a participating Employee shall be credited to his or her account under the Plan. A participating Employee may not make any additional payments into such account, except as the Administrator may permit pursuant to Section 8(d) hereof. A participating Employee’s subscription agreement will remain in effect for successive Purchase Periods unless terminated as provided in Section 10 or 8(c) hereof.

(b)	A participating Employee may discontinue his or her participation in the Plan as provided in Section 10, or, subject to the limitation in Section 6(d), may increase or decrease the rate of his or her payroll deductions during the Purchase Period by (i) properly completing and submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator; provided, however, that a participant may only make one payroll deduction change during each Purchase Period. If a participant has not followed the procedures to change the rate of payroll deductions, the rate of his or her payroll deductions will continue at the originally elected rate throughout the Purchase Period and future Purchase Periods (unless terminated as provided in Section 10 or 8(c)). The Administrator may, in its sole discretion, limit the nature and/or number of payroll deduction rate changes that may be made by participants during any Purchase Period. Any change in payroll deduction rate made pursuant to this Section 6(b) will be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the participant (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).
(c)	Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 6(c) and (d) hereof, the Company may cause a participant’s payroll deductions to be decreased in respect of a Purchase Period to as low as zero dollars ($0.00).

(d)	The Administrator may, in its discretion, permit a participating Employee to purchase shares of Common Stock on the Expiration Date of any Purchase Period, in accordance with procedures established by the Administrator, through payment by check or money order (a “supplemental purchase”). Each such supplemental purchase shall be for a minimum of one hundred dollars ($100), to a maximum of the limitation in Section 8(a) above reduced by the amount of the participant’s payroll deductions, if any, for such Purchase Period.
9.	Exercise of Purchase Rights. Unless a participating Employee withdraws from the Plan as provided in Section 10, his or her right to purchase whole shares in any Purchase Period will be exercised automatically on each Expiration Date, and the maximum number of whole shares subject to the Purchase Right will be purchased at the applicable purchase price with the accumulated contributions in his or her account. Notwithstanding anything herein to the contrary, the maximum amount that may be applied to purchase shares of Common Stock during any calendar year shall not in the aggregate exceed the amount required to purchase shares with a Fair Market Value, determined at the Grant Date, equal to twenty-five thousand dollars ($25,000).
10.	Voluntary Withdrawals; Termination of Employment.
(a)	A participating Employee may withdraw all but not less than all the contributions credited to his or her account under the Plan at any time prior to the Expiration Date of a Purchase Period by notifying the Company in the form and manner designated by the Company. All of the participating Employee’s contributions credited to his or her account will be paid to him or her not later than sixty (60) days after receipt of his or her notice of withdrawal and his or her Purchase Right for the then current Purchase Period will be automatically terminated, and no further contributions for the purchase of Common Stock will be permitted or made during that period.

(b)	Upon termination of the participating Employee’s Continuous Status as an Employee prior to the Expiration Date of a Purchase Period for any reason, whether voluntary or involuntary, including retirement or death, the contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the Employee’s estate, and his or her Purchase Right will be automatically terminated.

(c)	A participating Employee’s withdrawal during a Purchase Period will not have any effect upon his or her eligibility to participate in a succeeding Purchase Period or in any similar plan that may hereafter be adopted by the Company.
11.	Terms and Conditions.
(a)	General:
     The purchase terms of a Purchase Period shall be in the form as the Administrator shall from time to time approve, and shall contain the terms and conditions as the Administrator shall prescribe which are not inconsistent with the Plan.
(b)	Purchase Price:
     The Administrator shall establish the purchase price per share for each Purchase Period but in no event will the purchase price per share be less than eighty-five (85%) of the Fair Market Value of a share of Common Stock on the Expiration Date.
          (c) Term:
     Each Purchase Period shall commence on the Grant Date and terminate, subject to earlier termination by the Administrator, on the Expiration Date. Notwithstanding the foregoing, unless otherwise determined by the Administrator, a Purchase Period shall have a Grant Date coincident with the first day of a payroll period and an Expiration Date coincident with the last day of such payroll period.
(d)	Employee’s Purchase Directions:
     At the conclusion of the Purchase Period, each participant Employee shall purchase all of the whole shares purchasable in such Purchase Period with the contributions credited to such Employee’s account unless such Employee shall, in the manner provided for by the Administrator pursuant to this Plan, notify the Company as set forth in Section 10 that the Employee does not desire to purchase any of such shares.
(e)	Resale Restrictions.
     Unless waived by the Company under this Plan, or otherwise as determined by the Company, no shares purchased under this Plan may be sold, hypothecated or otherwise transferred until one year after the date of purchase other than by will, by the laws of descent and distribution, by transfer to a trust where under Section 671 of the Code and other applicable laws the participant Employee is considered the sole beneficial owner of such shares while it is held in trust, or by transfer to a testamentary trust in which member’s of the participant Employee’s Immediate Family have a beneficial interest of more than 50% and that provides that such shares are to be transferred to the beneficiaries upon the Employee’s death, and each share certificate shall bear notice of such restriction. For purposes of this paragraph, “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, or any person sharing the participant Employee’s household (other than a tenant or employee). All resale restrictions shall lapse upon a tender offer initiated by the Company or upon a Change in Control.
(f)	Assignability:
     No rights hereunder shall be assignable or transferable.
(g)	Employee’s Agreement:
     If, at the time of the purchase of shares which are covered by a Purchase Right, in the opinion of counsel for the Company, it is necessary or desirable, in order to comply with any applicable laws or regulations relating to the sale of securities, that the Employee purchasing such shares shall agree that such Employee will purchase such shares for investment and not with any present intention to resell the same, the Employee will, upon the request of the Company, execute and deliver to the Company an agreement to such effect. The Company may also require that a legend setting forth such investment intention be stamped or otherwise written on the certificates for shares purchased pursuant to the Plan.
(h)	Rights as a Shareholder:
     An Employee who has been granted one or more Purchase Rights hereunder shall have no rights as a shareholder with respect to shares covered by any such Purchase Rights until the date of the issuance of the shares to the Employee. No adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance. For purposes of the Plan, the Company, in lieu of the issuance of certificates, may utilize a book entry account system for recording ownership of shares of Common Stock, subject to the rules generally applicable to such system.
(i)	Interest:
     No interest shall accrue on payroll deductions made under or pursuant to the Plan or during any Purchase Period.
12.	Term of Plan. No Purchase Rights shall be granted after June 30, 2012.
13.	Amendments. The Plan is wholly discretionary in nature. As such, the Board may, in its sole discretion, from time to time alter, amend, suspend, or discontinue the Plan or alter or amend any and all Purchase Rights or terminate any Purchase Period; provided, however, that no such action of the Board may, without the approval of the shareholders, make any amendment for which shareholder approval is necessary to comply with any tax or regulatory requirement with which the Administrator has determined it is necessary or advisable to have the Company comply. Subject to the limitations in this Section 13 relating to shareholder approval, the Administrator may, in its sole discretion, make such amendment or modification to the Plan or any Purchase Rights granted hereunder as is necessary or desirable to comply with, or effectuate administration of, the Plan under the laws, rules or regulations of any foreign jurisdiction, the laws of which may be applicable to the Plan or its participants hereunder. Further, in the event the Administrator determines that the ongoing operation of the Plan may result in any unfavorable financial accounting consequence, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate any such accounting consequence.
14.	Application of Funds. The proceeds received by the Company from the sale of the Common Stock under the Plan will be used for general corporate purposes.
15.	Governing Law. The Plan and the purchase of shares of Common Stock under the Plan shall be construed in accordance with and governed by the laws of the State of Delaware without regard to its choice of law rules.
16.	Additional Restrictions of Rule 16b-3. The terms and conditions of Purchase Rights granted hereunder to, and the purchase of shares of Common Stock by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3 thereunder. The Plan shall be deemed to contain, all Purchase Rights shall contain, and the shares of Common Stock issued upon exercise of Purchase Rights shall be subject to, such additional conditions and restrictions as may be required by such Rule 16b-3 to qualify for the maximum exemption from such Section 16 with respect to Plan transactions.

17.	Effective Date. The effective date of this amendment and restatement of the Plan shall be August 2, 2007. The original effective date of the Plan was to be August 1, 2007.
[Signature page follows]

18.	Execution.
     IN WITNESS WHEREOF, upon authorization of the Board of Directors, the undersigned has executed this amendment and restatement of the CBIZ, Inc. 2007 Employee Stock Purchase Plan this 2nd day of August, 2007.

CBIZ, INC.

By:	/s/ Michael W. Gleespen

Its:	Corporate Secretary